                                                                 Exhibit 99.5

              KeraVision, Inc. Press Release dated October 22, 1998.

KeraVision Reports
Third Quarter Results

Initial Product Is Poised for First Roll-Out In Canada

Fremont, CA (October 22, 1998) -- KeraVision, Inc. (Nasdaq: KERA), which is pioneering a non-laser approach for the correction of low to moderate myopia, today reported financial results for the third quarter ended September 30, 1998. Revenues totaled $239,000 for the quarter on sales of the company's initial vision-correcting product, the KeraVision (Registered Trademark) Ring, and related surgical instruments. This compares to $91,000 for the same period a year ago.

Net loss for the quarter was $5.7 million versus $4.6 million for the third quarter in 1997. The increase in losses was primarily due to market-development investments in Canada and expanded patent coverage for the KeraVision technologies. The net loss per share applicable to common stockholders was 48 cents. This per share calculation includes the effect of a dividend of $383,000 to Series B preferred stockholders.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "During the third quarter KeraVision achieved a major milestone in the U.S. by having our Pre-Market Approval (PMA) application accepted for full review by the FDA. This begins the final regulatory review process for possible U.S. product approval.

"We also are encouraged by our recent market-development efforts in Canada," Loarie said. "The company has established six 'alpha' sites across Canada to lead in the commercial roll-out of the KeraVision Ring. The plan is to roll out a region at a time, and we are now training the surgeons who will be part of the first regional effort."

The six "alpha" sites were chosen by KeraVision because they are considered professional and commercial leaders in their markets. They are now performing the KeraVision Ring procedure on nearsighted patients. They also have received practice management support from KeraVision, including outreach programs to generate patient referrals from optometrists and physicians.

This week the company formally unveiled its vision-correcting product to the Canadian public through a series of media events across the country. KeraVision representatives were joined by alpha site surgeons and several of their initial KeraVision Ring patients to announce the arrival of the KeraVision Ring in Canada. Numerous stories appeared as a result in the Canadian press and on TV.

Loarie added, "Although we are in preliminary stages in Canada, we believe this product could attract a new segment of eyeglass and contact lens wearers who want a non-laser approach to correct low to moderate myopia. KeraVision is uniquely positioned in this market."

Other activities that took place during the third quarter included:

        The FDA action to "accept for filing" KeraVision's Pre-Market Approval (PMA) application means that the regulatory review process for the company's initial myopia product has entered its final phase. The company expects the process to include a hearing by an FDA Ophthalmic Devices Advisory Panel, inspections of KeraVision's manufacturing facility and clinical study sites, and possibly other steps.

        In September, clinical data were reported to the European Society of Cataract and Refractive Surgeons showing that 51 percent of nearsighted patients obtained 20/16 vision or better, 70 percent obtained 20/20 or better, and 95 percent obtained 20/40 or better (the vision standard for receiving a driver's license in most states).
These results are from a U.S. Phase III study of 350 KeraVision Ring patients who were treated for -1.0 to -3.5 diopters of myopia and monitored for at least six months.

        The company acquired intellectual property rights from a major U.S. university which will further strengthen KeraVision's patent portfolio.

KeraVision, founded in 1986, is creating a new category of vision correction with its KeraVision Ring, a non-laser treatment that is designed to correct vision especially for people with low to moderate myopia (nearsightedness). Presently under FDA review, this approach is a potential alternative to eyeglasses, contacts and vision surgeries that permanently alter the eye's optical zone. In addition to treating myopia, KeraVision's patented core technology is being developed to possibly treat hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, market acceptance of the KeraVision Ring, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended June 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559

KeraVision and ICR are registered
trademarks or trademarks of
KeraVision, Inc. in the U.S.
and foreign countries

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                                KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                       Three Months Ended    Nine Months Ended
                                          September 30,         September 30,
                                     --------------------- ---------------------
                                        1998       1997       1998       1997
                                     ---------- ---------- ---------- ----------



Net sales...........................      $239        $91       $503       $261

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................     1,155        843      3,104      2,588
   Research and development.........     2,839      2,596      8,855      8,002
   Selling, general and                  2,129      1,485      5,781      4,563
      administrative................ ---------- ---------- ---------- ----------

Total costs and expenses............     6,123      4,924     17,740     15,153
                                     ---------- ---------- ---------- ----------
Operating loss......................    (5,884)    (4,833)   (17,237)   (14,892)

Interest income, net................       221        264        400        932
                                     ---------- ---------- ---------- ----------
 Net Loss...........................    (5,663)    (4,569)   (16,837)   (13,960)

Quarterly dividend on preferred
  stock.............................      (383)       --        (383)       --
Deemed dividend on preferred stock..       --         --      (2,611)       --
                                     ---------- ---------- ---------- ----------
Net loss applicable to Common
  Stockholders......................   ($6,046)   ($4,569)  ($19,831)  ($13,960)
                                     ========== ========== ========== ==========
Basic and diluted net loss per share
 applicable to Common Stockholders..    ($0.48)    ($0.36)    ($1.57)    ($1.12)
                                     ========== ========== ========== ==========
Shares used in calculation of
 net loss per share.................    12,686     12,555     12,655     12,515




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                                KERAVISION, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                Sept. 30,  Dec. 31,
                                                   1998       1997
                                                ---------- ----------

                     ASSETS
Current assets:
  Cash and cash equivalents...................     $3,250     $2,574
  Available-for-sale investments..............     10,580     11,539
  Prepaid expenses and other current assets...      1,049      1,265
                                                ---------- ----------
Total current assets..........................     14,879     15,378

Property and equipment, net                         1,965      1,869
Other assets..................................        122         98
                                                ---------- ----------
Total assets..................................    $16,966    $17,345
                                                ========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                               3,922      3,558
  Capital lease obligations - non-current.....        667        850
  Redeemable Convertible Series B Preferred
    Stock.....................................     17,106        --
  Total stockholders' equity (deficit) .......     (4,729)    12,937
                                                ---------- ----------
Total liabilities and total stockholders'
   equity (deficit)...........................    $16,966    $17,345
                                                ========== ==========
